Exhibit 5.1

[Letterhead of Debevoise & Plimpton LLP]

November 3, 2015

Booz Allen Hamilton Holding Corporation

8283 Greensboro Drive

McLean, VA 22102

Booz Allen Hamilton Holding Corporation

Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Booz Allen Hamilton Holding Corporation, a Delaware corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of a post-effective amendment to the Company’s Registration Statement on Form S-3 (Reg. No. 333-190925) (the “Registration Statement”), relating to the proposed issuance from time to time of shares of Class A Common Stock of the Company, par value $0.01 per share (the “Common Stock”).

In rendering the opinions expressed below, (a) we have examined and relied on the originals, or copies certified or otherwise identified to our satisfaction, of such agreements, documents and records of the Company and such other instruments and certificates of public officials and officers and representatives of the Company as we have deemed necessary or appropriate for the purposes of such opinions, (b) we have examined and relied as to factual matters upon, and have assumed the accuracy of, the statements made in the certificates of public officials and officers and representatives of the Company delivered to us and (c) we have made such investigations of law as we have deemed necessary or appropriate as a basis for such opinions.

Based upon and subject to the foregoing and the assumptions, qualifications and limitations hereinafter set forth, we are of the opinion that when (i) the terms of the issuance and sale of the Common Stock have been duly authorized and approved by all necessary action of the Board of Directors so as not to violate any applicable law, rule or regulation or result in a default under or a breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company and (ii) certificates for the shares of Common Stock have been duly executed, authenticated, issued and delivered as contemplated by the Registration Statement and any prospectus supplement relating thereto, and in accordance with any underwriting agreement, against payment of the consideration fixed therefor by the Board of Directors or pursuant to authority properly delegated by the Board of Directors, the Common Stock will be validly issued, fully paid and non-assessable under the laws of the State of Delaware.

Our opinions set forth above are subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization and moratorium laws, and other similar laws relating to or affecting enforcement of creditors’ rights or remedies generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) concepts of good faith, reasonableness and fair dealing, and standards of materiality.

We express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported cases interpreting those laws, each as currently in effect.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Prospectus forming a part thereof. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Debevoise & Plimpton LLP